NUVEEN INVESTMENT TRUST

MANAGEMENT AGREEMENT

SCHEDULE A

AMENDED AS OF DECEMBER 19, 2008

The Funds of the Trust currently subject to this Agreement and the effective date of each are as follows:

FUND	EFFECTIVE DATE	TERM
Nuveen Multi-Manager Large-Cap Value Fund	August 1, 2008	Until August 1, 2009

Nuveen NWQ Small-Cap Value Fund	August 1, 2008	Until August 1, 2009

Nuveen NWQ Large-Cap Value Fund	August 1, 2008	Until August 1, 2009

Nuveen NWQ Small/Mid-Cap Value Fund	August 1, 2008	Until August 1, 2009

Nuveen NWQ Multi-Cap Value Fund	August 1, 2008	Until August 1, 2009

Nuveen Tradewinds Value Opportunities Fund	August 1, 2008	Until August 1, 2009

Nuveen Enhanced Core Equity Fund	August 1, 2008	Until August 1, 2009

Nuveen Enhanced Mid-Cap Fund	August 1, 2008	Until August 1, 2009

Nuveen U.S. Equity Completeness Fund	July 1, 2008	Until August 1, 2009

Nuveen Conservative Allocation Fund (formerly, Nuveen Balanced Municipal and Stock Fund)	July 7, 2008	Until August 1, 2009

Nuveen Moderate Allocation Fund (formerly, Nuveen Balanced Stock and Bond Fund)	August 1, 2008	Until August 1, 2009

Nuveen Growth Allocation Fund (formerly, Nuveen Global Value Fund)	August 1, 2008	Until August 1, 2009

Nuveen Enhanced Core Equity Plus Fund	December 29, 2008	Until August 1, 2010

NUVEEN INVESTMENT TRUST

MANAGEMENT AGREEMENT

SCHEDULE B

AMENDED AS OF DECEMBER 19, 2008

a.	Compensation pursuant to Section 7 of this Agreement shall be calculated with respect to each Fund in accordance with the following schedule applicable to the average daily net assets of the Fund: Each Fund’s Management Fee will equal the sum of a Fund-Level Fee and a Complex-Level Fee, except that the Management Fee for Nuveen Conservative Allocation Fund, Nuveen Moderate Allocation Fund, and Nuveen Growth Allocation Fund shall consist only of the Fund-Level Fee.

b.	The Fund-Level Fee for each Fund shall be computed by applying the following annual rate to the average total daily net assets of the Fund:

Average Total Daily Net Assets	Rate	Rate	Rate
	Nuveen Multi-Manager Large-Cap Value Fund	Nuveen NWQ Small-Cap Value Fund	Nuveen NWQ Multi-Cap Value Fund
For the first $125 million	.6500%	.8000%	.6500%
For the next $125 million	.6375%	.7875%	.6375%
For the next $250 million	.6250%	.7750%	.6250%
For the next $500 million	.6125%	.7625%	.6125%
For the next $1 billion	.6000%	.7500%	.6000%
Over $2 billion	.5750%	.7250%	.5750%

Average Total Daily Net Assets	Rate	Rate	Rate
	Nuveen Tradewinds Value Opportunities Fund	Nuveen NWQ Small/Mid-Cap Value Fund	Nuveen NWQ Large-Cap Value Fund
For the first $125 million	.8000%	.7500%	.6500%
For the next $125 million	.7875%	.7375%	.6375%
For the next $250 million	.7750%	.7250%	.6250%
For the next $500 million	.7625%	.7125%	.6125%
For the next $1 billion	.7500%	.7000%	.6000%
Over $2 billion	.7250%	.6750%	.5750%

Average Total Daily Net Assets	Rate	Rate	Rate
	Nuveen Enhanced Core Equity Fund	Nuveen Enhanced Mid-Cap Fund	Nuveen Enhanced Core Equity Plus Fund
For the first $125 million	.3000%	.3500%	.6500%
For the next $125 million	.2875%	.3375%	.6325%
For the next $250 million	.2750%	.3250%	.6250%
For the next $500 million	.2625%	.3125%	.6125%
For the next $1 billion	.2500%	.3000%	.6000%
Over $2 billion	.2250%	.2750%	.5850%

	Rate
	Nuveen U.S. Equity Completeness Fund
Average Total Daily Net Assets	.5500%

	Rate	Rate	Rate
	Nuveen Conservative Allocation Fund (formerly, Nuveen Balanced Municipal and Stock Fund)	Nuveen Moderate Allocation Fund (formerly, Nuveen Balanced Stock and Bond Fund)	Nuveen Growth Allocation Fund (formerly, Nuveen Global Value Fund)
Average Total Daily Net Assets	.1500%	.1500%	.1500%

c.	Nuveen Asset Management will waive fees and reimburse expenses in order to prevent total annual fund operating expenses (excluding 12b-1 distribution and service fees, interest expenses, taxes, fees incurred in acquiring and disposing of portfolio securities and extraordinary expenses) from exceeding the percentage of the average daily net assets of any class of fund shares of each Fund as shown on the table below, subject in all cases to possible further reductions as a result of reductions in the complex-level fee component of the management fee.

Fund	Permanent Expense Cap as a percentage of the average daily net assets of any class of the Fund
Nuveen Growth Allocation Fund (formerly, Nuveen Global Value Fund)	1.55%
Nuveen Multi-Manager Large-Cap Value Fund	1.20%
Nuveen Tradewinds Value Opportunities Fund	1.50%
Nuveen NWQ Small-Cap Value Fund	1.50%
Nuveen NWQ Large-Cap Value Fund	1.35%
Nuveen NWQ Small/Mid-Cap Value Fund	1.45%
Nuveen Enhanced Core Equity Fund	1.00%
Nuveen Enhanced Mid-Cap Fund	1.05%
Nuveen Enhanced Core Equity Plus Fund	1.35%

d.	The Complex-Level Fee shall be calculated by reference to the daily net assets of the Eligible Funds, as defined below (with such daily net assets to include, in the case of Eligible Funds whose advisory fees are calculated by reference to net assets that include net assets attributable to preferred stock issued by or borrowings by such Eligible Funds, such leveraging net assets, but to exclude, in the case of Eligible Funds that invest in other Eligible Funds (“Funds of Funds”), net assets of Funds of Funds attributable to investments in Eligible Funds) (“Complex-Level Assets”), pursuant to the following annual fee schedule:

Complex-Level Asset Breakpoint Level ($ million)	Effective Rate at Breakpoint Level (%)
55,000	0.2000
56,000	0.1996
57,000	0.1989
60,000	0.1961
63,000	0.1931
66,000	0.1900
71,000	0.1851
76,000	0.1806
80,000	0.1773
91,000	0.1691
125,000	0.1599
200,000	0.1505
250,000	0.1469
300,000	0.1445

d.	“Eligible Funds”, for purposes of the Agreement as so amended, shall mean all Nuveen-branded closed-end and open-end registered investment companies organized in the United States. Any open-end or closed-end funds that subsequently become part of the Nuveen complex because either (a) Nuveen Investments, Inc. or its affiliates acquire the investment adviser to such funds (or the advisor’s parent), or (b) Nuveen Investments, Inc. or its affiliates acquire the fund’s adviser’s rights under the management agreement for such fund, will be evaluated by both Nuveen management and the Nuveen Funds’ Board, on a case-by-case basis, as to whether or not these acquired funds would be included in the Nuveen complex of Eligible Funds and, if so, whether there would be a basis for any adjustments to the complex-level breakpoints.

Dated: December 19, 2008

NUVEEN INVESTMENT TRUST

ATTEST	By:	/s/ KEVIN J. MCCARTHY
Vice President

/s/ Virginia O’Neal

NUVEEN ASSET MANAGEMENT

ATTEST	By:	/s/ GIFFORD R. ZIMMERMAN
Managing Director

/s/ Christopher M. Rohrbacher